EXHIBIT 99.3

CONTACT:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE ACQUIRES MICHIGAN HOME CARE COMPANY

LOUISVILLE, Ky. (April 25, 2005) — ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with disabilities and special needs, announced today that it has purchased the operations and certain assets of 24 Hour Live-in Services, Inc., also known as First Choice, which provides live-in services including personal assistance, companionship, meal preparation and assisted daily living to elderly and special needs clients. The company is based in Rochester, Michigan. Revenues are primarily private pay and expected to be $2.1 million annually.

     “The acquisition of the First Choice operations expands ResCare’s services to the elderly into a new state and opens the door to a new service model for the Company,” said Ronald G. Geary, ResCare chairman, president and chief executive officer. “First Choice has an excellent reputation, and we welcome them to the ResCare family of services.”

     ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, DC, Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

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